UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GABELLI DIVIDEND & INCOME TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

THE GABELLI DIVIDEND & INCOME TRUST
One Corporate Center Rye, NY 10580

Press Release

For Immediate Release

LEADING INDEPENDENT PROXY ADVISORY FIRM GLASS LEWIS RECOMMENDS
SHAREHOLDERS SUPPORT ALL OF

GABELLI DIVIDEND & INCOME TRUST’S
BOARD NOMINEES ON THE WHITE PROXY CARD AT GDV’S UPCOMING ANNUAL MEETING

Glass Lewis Rejects Nominee Proposed by Dissident Shareholder Saba Capital Management

Rye, New York – April 30, 2026 – The Board of Trustees of The Gabelli Dividend & Income Trust (the “Board”) (NYSE: GDV) (the “Fund”) is pleased to announce that Glass Lewis, a leading independent proxy advisory firm, has expressed its support for the election of all of the Board’s nominees at the Fund’s Annual Meeting of Shareholders scheduled for Monday, May 11, 2026.

After reviewing the Fund’s performance, corporate governance and slate of trustee candidates, as well as the candidate proposed by dissident shareholder Saba Capital Management (“Saba”), Glass Lewis has recommended that the shareholders vote:

●	FOR ALL of the Board’s nominees on the WHITE proxy card and

●	DO NOT VOTE on Saba’s gold proxy card.

The support of Glass Lewis underscores the strength and experience of the Fund’s nominees, who are aligned with the Fund’s commitment to generating long-term growth, value creation, and shareholder interests.

In providing its recommendation to shareholders to vote the WHITE proxy card in favor of ALL of the Board’s nominees, Glass Lewis noted:

-	“[Saba] has not established a sufficient case that change is warranted, or that the election of Mr. Clemot could result in improved returns to shareholders”;

-	“Mr. Clemot does not appear to have prior experience serving on the board of a closed-end fund or other public company board”; and

-	“The Fund’s performance in terms of TSRs [total shareholder returns] in recent periods compares favorably to the performance of similar funds, and the Fund’s discount to NAV has been narrowing recently.”

The Board’s nominees include:

●	Frank J. Fahrenkopf, Jr., former president & CEO of the American Gaming Association, who brings deep expertise in regulatory affairs and corporate governance

●	Vice Admiral Colin J. Kilrain, USN (Ret.), whose background includes operational discipline and strategic leadership

●	Salvatore J. Zizza, Chairman of Zizza & Associates Corp, a veteran executive with decades of experience in capital markets and financial services

●	Anthony S. Colavita, the Fund’s Nominating Committee Chairman, who has extensive legal, governing, and budgetary oversight experience

The Board encourages all the Fund’s shareholders to vote FOR ALL of the Board’s nominees on the WHITE proxy card.

Regardless of how many shares you own, your vote is very important. Please sign, date and mail only the WHITE proxy cards you receive.

Please vote each WHITE proxy card you receive since each account must be voted separately. Only your latest dated proxy counts. We urge you NOT to sign and to discard any Gold proxy card sent to you by Saba.

Even if you have sent a Gold proxy card to Saba, you have every right to change your vote. You may revoke that proxy, and vote as recommended by your Board by signing, dating and mailing the WHITE proxy card in the postage-paid envelope.

We are available to address any questions on how to vote your shares; please call the

Fund’s proxy solicitation firm, EQ Fund Solutions, at 1 (888) 548-6498

About The Gabelli Dividend & Income Trust

The Gabelli Dividend & Income Trust is a diversified, closed-end management investment company with $3.3 billion in total net assets whose primary investment objective is to provide a high level of total return with an emphasis on dividends and income. The Fund is managed by Gabelli Funds, LLC, a subsidiary of GAMCO Investors, Inc. (OTCQX: GAMI).

NYSE – GDV

CUSIP – 36242H104

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